MEMBERSHIP INTEREST PURCHASE AGREEMENT


                                 BY AND BETWEEN


                           JAMES E. BAGENSTOSE, M.D.,
                             DAVID L. DAVIS, M.D.,
                             JOHN J. DUGGAN, M.D.,
                            JAMES A. O'NEILL, M.D.,
                            DAVID B. STEINER, M.D.,
                             ROGER L. TERRY, M.D.,
                            MICHAEL J. WIESER, M.D.
                             MARK G. MCDONALD, M.D.


                                      AND


                          SPECIALTY CARE NETWORK, INC.


                               September 10, 1997

                                TABLE OF CONTENTS

(This Table of Contents is not a part of the Agreement and is only for convenience of reference.)

                                                                          Page
                                                                          ----

1.  Definitions.........................................................- 1 -

2.  Purchase and Sale of Membership Interests...........................- 3 -
         (a)  Basic Transaction.........................................- 3 -
         (b)  Payment of Purchase Price.................................- 3 -
         (c)  The Closing...............................................- 3 -
         (d)  Deliveries at the Closing.................................- 3 -

3.  Representations and Warranties Concerning the Transaction...........- 3 -
         (a)  Representations and Warranties of the Sellers.............- 3 -
         (b)  Representations and Warranties of the Buyer...............- 4 -

4.  Representations and Warranties Concerning the Company...............- 5 -
         (a)  Organization, Qualification, and Corporate Power..........- 5 -
         (b)  Capitalization............................................- 5 -
         (c)  Noncontravention..........................................- 5 -
         (d)  Brokers' Fees.............................................- 5 -
         (e)  Title to Assets...........................................- 6 -
         (f)  Financial Statements......................................- 6 -
         (g)  Events Subsequent to Most Recent Fiscal Year End..........- 6 -
         (h)  Undisclosed Liabilities...................................- 7 -
         (i)  Legal Compliance..........................................- 7 -
         (j)  Tax Matters...............................................- 8 -
         (k)  Real Property.............................................- 8 -
         (l)  Tangible Assets..........................................- 10 -
         (m)  Contracts................................................- 10 -
         (n)  Powers of Attorney.......................................- 11 -
         (o)  Insurance................................................- 11 -
         (p)  Litigation...............................................- 12 -
         (q)  Guaranties...............................................- 12 -
         (r)  Environment, Health, and Safety..........................- 12 -
         (s)  Disclosure...............................................- 12 -

5.  Pre-Closing Covenants..............................................- 12 -
         (a)  General..................................................- 12 -
         (b)  Notices and Consents.....................................- 13 -
         (c)  Operation of Business....................................- 13 -
         (d)  Preservation of Business.................................- 13 -
         (e)  Full Access..............................................- 13 -
         (f)  Notice of Developments...................................- 13 -
         (g)  Exclusivity..............................................- 13 -

6.  Post-Closing Covenants.............................................- 13 -
         (a)  General..................................................- 13 -
         (b)  Litigation Support.......................................- 13 -
         (c)  Transition...............................................- 14 -

7.  Conditions Precedent to Obligation to Close........................- 14 -





                                        i

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                                                                          Page
                                                                          ----

         (a)  Conditions to Obligation of the Buyer....................- 14 -
         (b)  Conditions to Obligation of the Sellers..................- 14 -

8.  Deliveries at Closing..............................................- 15 -

9.  Remedies for Breaches of This Agreement............................- 15 -
         (a)  Survival of Representations and Warranties...............- 15 -
         (b)  Indemnification Provisions for Benefit of the Buyer......- 16 -
         (c)  Matters Involving Third Parties..........................- 16 -
         (d)  Determination of Adverse Consequences....................- 16 -
         (e)  Recoupment Under Contingent Consideration................- 16 -
         (f)  Other Indemnification Provisions.........................- 17 -

10.  Termination.......................................................- 17 -
         (a)  Termination of Agreement.................................- 17 -
         (b)  Effect of Termination....................................- 17 -

11.  Miscellaneous.....................................................- 17 -
         (a)  Press Releases and Public Announcements..................- 17 -
         (b)  No Third-Party Beneficiaries.............................- 17 -
         (c)  Entire Agreement.........................................- 18 -
         (d)  Succession and Assignment................................- 18 -
         (e)  Counterparts.............................................- 18 -
         (f)  Headings.................................................- 18 -
         (g)  Notices..................................................- 18 -
         (h)  Governing Law............................................- 18 -
         (i)  Amendments and Waivers...................................- 19 -
         (j)  Severability.............................................- 19 -
         (k)  Expenses.................................................- 19 -
         (l)  Construction.............................................- 19 -
         (m)  Incorporation of Exhibits and Schedules..................- 19 -
         (n)  Specific Performance.....................................- 19 -

                     MEMBERSHIP INTEREST PURCHASE AGREEMENT


     THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of September 10, 1997, by and between SPECIALTY CARE NETWORK, INC., a Delaware corporation ("Buyer") and JAMES E. BAGENSTOSE, M.D., DAVID L. DAVIS, M.D., JOHN J. DUGGAN, M.D., JAMES A. O'NEILL, M.D., DAVID B. STEINER, M.D., ROGER L. TERRY, M.D., MICHAEL J. WIESER, M.D., and MARK G. MCDONALD, M.D., residents of the State of Ohio (the "Sellers").

                              W I T N E S S E T H:

     WHEREAS, the Sellers own all of the membership interests in West Central Ohio Group, Ltd., an Ohio limited liability company (the "Company"); and

     WHEREAS, the Sellers desires to sell and Buyer desires to purchase one-half (1/2) of the Sellers membership interests (the "Membership Interests") on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


1. Definitions. The following terms, as used herein, have the following meanings:

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12-2 of the regulations promulgated under the Securities Exchange Act.

     "Applicable Rate" means the corporate base rate of interest announced from time to time by NationsBank, N.A., Nashville, Tennessee plus two percent (2%).

     "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Buyer" has the meaning set forth in the preface above.

     "Closing" has the meaning set forth in Section 2(c) below.

     "Closing Date" has the meaning set forth in Section 2(c) below.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Contingent Consideration" has the meaning set forth in Section 2(b) below.

     "Company" means West Central Ohio Group, Ltd., an Ohio limited liability company.

     "Disclosure Schedule" has the meaning set forth in Section 4 below.

     "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

     "Extremely Hazardous Substance" has the meaning set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

     "Financial Statement" has the meaning set forth in Section 4(f) below.

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Knowledge" means actual knowledge after reasonable investigation.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Membership Interests" means one-half (1/2) of the issued and outstanding membership interests of the Company.

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 4(f) below.

     "Most Recent Fiscal Month End" has the meaning set forth in Section 4(f) below.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 4(f) below.

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

     "Party" has the meaning set forth in the preface above.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Purchase Price" has the meaning set forth in Section 2(b) below.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     "Sellers" has the meaning set forth in the preface above.

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 9(c) below.

     2. Purchase and Sale of Membership Interests.

     (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, the Membership Interests for a price (the "Purchase Price") equal to the sum of (i) Three Hundred Thirty Thousand Four Hundred Eighty-Six and no/100 Dollars ($330,486.00) and (ii) the Contingent Consideration, payable as set forth in Section 2(b).

     (b) Payment of Purchase Price. The Buyer shall pay or satisfy Four Hundred Thousand and no/100 Dollars ($400,000.00) of the Purchase Price in cash by the Buyer's wire transfer of readily available United States funds to the Sellers at the Closing. The remaining balance of the purchase price (the "Contingent Consideration") shall be paid as follows: the Buyer shall pay to the Sellers an amount equal to twenty-five percent (25%) of the Company's first Six Million and no/100 Dollars ($6,000,000.00) of net income after the Closing Date as determined in accordance with GAAP. SCN shall pay such amount within sixty (60) days of the close of each fiscal year. Notwithstanding the foregoing, any and all obligations to pay the Contingent Consideration will terminate upon the earlier of (i) payment of One Million Five Hundred Thousand and no/100 Dollars ($1,500,000.00) of Contingent Consideration or (ii) the fifth (5th) anniversary of the Closing Date.

     (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cory, Meredith, Witter, Roush & Cheney in Lima, Ohio, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date").

     (d) Deliveries at the Closing. At the Closing, (i) the Buyer will deliver to the Sellers the various instruments and documents referred to in Section 8(a) below, (ii) the Sellers will deliver to the Buyer the various instruments and documents referred to in Section 8(b) below.

     3. Representations and Warranties Concerning the Transaction.

     (a) Representations and Warranties of the Sellers. The Sellers represent and warrant to the Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) with respect to himself, except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule""). The Disclosure Schedule shall be satisfactory to the Buyer and its counsel and will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(a).

          (i) Authorization of Transaction. The Sellers have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers are subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Sellers are a party or by which they are bound or to which any of their assets are subject.

          (iii) Brokers' Fees. The Sellers have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

          (iv) Membership Interests. The Sellers own beneficially all of the Membership Interests free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. The Sellers are not a party to any option, warrant, purchase right, or other contract or commitment that could require the Sellers to sell, transfer, or otherwise dispose of any membership interests of the Company (other than this Agreement). The Sellers are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Membership Interests.

     (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in the Disclosure Schedule.

          (i) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions subject to applicable bankruptcy, moratorium, insolvency and other laws affecting the rights of creditors and general equity principals. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

          (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Sellers could become liable or obligated.

          (v) Investment. The Buyer is not acquiring the Membership Interests with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

         4. Representations and Warranties Concerning the Company. The Sellers represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     (a) Organization, Qualification, and Corporate Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Ohio. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
Section 4(a) of the Disclosure Schedule lists the members and officers of the Company. The Sellers have delivered to the Buyer correct and complete copies of the articles and operating agreement of the Company (as amended to date). The minute books (containing the records of meetings of the members and any committees of the members), and the record books of the Company are correct and complete. The Company is not default under or in violation of any provision of its articles or operating agreement.

     (b) Capitalization. All of the issued and outstanding membership interests of the Company have been duly authorized, fully paid, and are held of record by the Sellers. Except as specifically provided in the Operating Agreement there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any additional membership interests. There are no outstanding or authorized profit participation or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the membership interests of the Company.

     (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the articles or operating agreement of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     (d) Brokers' Fees. The Company does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     (e) Title to Assets. Except as set forth in Section 3(e) of the Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, the properties and assets it uses, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

     (f) Financial Statements. Schedule 4(f) of the Disclosure Schedule includes the following financial statements for the Company (collectively the "Financial Statements"): (i) unaudited balance sheet and statement of income, changes in members' equity, and cash flow as of and for the fiscal years ended December 31, 1996 (the "Most Recent Fiscal Year End"); and (ii) unaudited balance sheet and statement of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the six (6) months ended June 30, 1997 (the "Most Recent Fiscal Month End"). The Financial Statements (including the notes thereto) have been prepared on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company.

     (g) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

          (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

          (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $25,000.00 or outside the Ordinary Course of Business;

          (iii) the Company has not accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000.00 to which it is a party or by which it is bound;

          (iv) except as set forth in Section 4(g) of the Disclosure Schedule, the Company has not imposed any Security Interest upon any of its assets, tangible or intangible;

          (v) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000.00 or outside the Ordinary Course of Business;

          (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000.00 or outside the Ordinary Course of Business;

          (vii) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or a capitalized lease obligation;

          (viii) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

          (ix) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $25,000.00 or outside the Ordinary Course of Business;

          (x) there has been no change made or authorized in the articles or operating agreement of the Company;

          (xi) the Company has not issued, sold, or otherwise disposed of any of its membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its membership interests;

          (xii) the Company has not declared, set aside, or paid any distribution with respect to its membership interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership interests;

          (xiii) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

          (xiv) the Company has not made any loan to, or entered into any other transaction with, any of its members, officers, and employees outside the Ordinary Course of Business;

          (xv) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (xvi) the Company has not granted any increase in the base compensation of any of its members, officers, and employees outside the Ordinary Course of Business;

          (xvii) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its members, officers, and employees (or taken any such action with respect to any other employee benefit plan);

          (xviii) the Company has not made any other change in employment terms for any of its members, officers, and employees outside the Ordinary Course of Business;

          (xix) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

          (xx) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

          (xxi) the Company has not committed to any of the foregoing.

     (h) Undisclosed Liabilities. The Company does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, malpractice, infringement, or violation of law).

     (i) Legal Compliance. The Company and its predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     (j) Tax Matters.

          (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

          (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (iii) Neither the Sellers nor any officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Sellers or the officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. Section 4(j) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 1992, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1992.

          (iv) the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (v) The Company has not made any payments, is not obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

     (k) Real Property.

          (i) Section 4(k)(i) of the Disclosure Schedule lists and describes briefly all real property that the Company owns. With respect to each such parcel of owned real property:

               (A) the identified owner has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto;

               (B) there are no pending or threatened condemnation proceedings, lawsuits, or administrative actions relating to the property or other matters affecting adversely the current use, occupancy, or value thereof;

               (C) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

               (D) all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

               (E) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;

               (F) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

               (G) there are no parties (other than the Company) in possession of the parcel of real property, other than tenants under any leases disclosed in Section 4(k)(i) of the Disclosure Schedule who are in possession of space to which they are entitled;

               (H) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel of real property; and

               (I) each parcel of real property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting the parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

                  (ii) Section 4(k)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company. The Sellers have delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4(k)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 4(k)(ii) of the Disclosure Schedule:

                    (A) the lease or sublease is legal, valid, binding,
               enforceable, and in full force and effect;

                    (B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                    (C) no party to the lease or sublease is in breach or
               default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (D) no party to the lease or sublease has repudiated any
               provision thereof;

                    (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

                    (F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

                    (G) the Company has not assigned, transferred, conveyed,
               mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

                    (H) all facilities leased or subleased thereunder have
               received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                    (I) all facilities leased or subleased thereunder are
               supplied with utilities and other services necessary for the operation of said facilities; and

                    (J) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

     (l) Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

     (m) Contracts. Section 4(m) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

          (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000.00 per annum;

          (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to the Company, or involve consideration in excess of $25,000.00;

          (iii) any agreement concerning a partnership or joint venture;

          (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000.00 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (v) any agreement concerning confidentiality or noncompetition;

          (vi) any agreement with either the Sellers or their Affiliates (other than the Company);

          (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former members, officers, and employees;


          (viii) any collective bargaining agreement;

          (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000.00 or providing severance benefits;

          (x) any agreement under which it has advanced or loaned any amount to any of its members, officers, and employees outside the Ordinary Course of Business;

          (xi) any agreement under which the consequences of a default or termination could have an adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company; or

          (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000.00.

The Sellers have delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4(m) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(m) of the Disclosure Schedule. With respect to each such agreement: (1) the agreement is legal, valid, binding, enforceable, and in full force and effect; (2) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (3) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (4) no party has repudiated any provision of the agreement.

     (n) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

     (o) Insurance. Section 4(o) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years:

          (i) the name, address, and telephone number of the agent;

          (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

          (iii) the policy number and the period of coverage;

          (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past five (5) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(o) of the Disclosure Schedule describes any self-insurance arrangements affecting the Company.

     (p) Litigation. Section 4(p) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in
Section 4(p) of the Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Neither the Sellers nor the officers (and employees with responsibility for litigation matters) of the Company has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

     (q) Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

     (r) Environment, Health, and Safety.

          (i) The Company and its predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Company and its predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

          (ii) The Company does not have any Liability (and none of the Company and its predecessors and Affiliates has handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

          (iii) All properties and equipment used in the business of the Company and its predecessors and Affiliates have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

     (s) Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

     5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

     (a) General. Each of the Parties will use his or its best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

     (b) Notices and Consents. The Sellers will cause the Company to give any notices to third parties, and will cause the Company to use its best efforts to obtain any third-party consents, that may be required by law or the terms of any contract to which the Sellers or the Company may be subject or that the Buyer may request in connection with the transaction contemplated by this Agreement. Each of the Parties will (and the Sellers will cause the Company to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required to consummate the transaction contemplated by this Agreement.

     (c) Operation of Business. The Sellers will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Company to (i) declare, set aside, or make any distribution with respect to its membership interests or redeem, purchase, or otherwise acquire any of its membership interests or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(g) above.

     (d) Preservation of Business. The Sellers will cause the Company and to keep its business and properties substantially intact, including their present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, patients, and employees.

     (e) Full Access. The Sellers will permit, and the Sellers will cause the Company to permit, representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company.

     (f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     (g) Exclusivity. The Sellers will not (and the Sellers will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any membership interests or any substantial portion of the assets of, the Company (including any acquisition structured as a merger or consolidation) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will not vote their membership interests in favor of any such acquisition structured as a merger or consolidation. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

     (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below). The Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to access to all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

     (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 9 below).

     (c) Transition. The Sellers will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

     7. Conditions Precedent to Obligation to Close.

     (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 3(a) and
     Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

          (iii) the Company shall have procured all of the third party consents specified in Section 5(b) above.

          (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Membership Interests, or (D) affect adversely the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (v) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

          (vi) the Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby; and

          (vii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

     (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

          (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

          (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

          (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would
     (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

          (iv) the Buyer shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

          (v) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers.

The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

     8. Deliveries at Closing.

     (a) Documents to be Delivered by the Buyer. At the Closing, the Buyer shall deliver the following instruments and documents to the Sellers or other appropriate party:

          (i) cash in the amount of Four Hundred Thousand and no/100 Dollars ($400,000.00) by wire transfer in readily available United States Funds;

          (ii) the certificate described in Section 7(b)(iv) above; and

          (iii) such other documents as the Sellers may reasonably request to affect the transactions contemplated by this Agreement.

     (b) Documents to be Delivered by the Sellers. At the Closing, the Sellers shall deliver the following instruments and documents to the Sellers:

          (i) a certificate of existence from the Ohio Secretary of State evidencing the existence and good standing of the Company;

          (ii) all consents necessary regarding the transaction contemplated by this Agreement;

          (iii) an opinion of counsel to the Sellers in a form reasonably satisfactory to the Buyer's counsel;

          (iv) the Certificate described in Section 7(a)(v) above; and

          (v) such other documents as the Buyer may reasonably request to affect the transactions contemplated by this Agreement.

     9. Remedies for Breaches of This Agreement.

     (a) Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

     (b) Indemnification Provisions for Benefit of the Buyer. In the event the Sellers breach (or in the event any third party alleges facts that, if true, would mean the Sellers have breached) any of the representations, warranties, and covenants contained herein and, provided that the Buyer makes a written claim for indemnification against the Sellers pursuant to Section 9(c) below, then the Sellers agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach), or otherwise.

     (c) Matters Involving Third Parties.

          (i) If any third party shall notify the Buyer with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the Sellers under this Section 9, then the Buyer shall promptly notify the Sellers thereof in writing; provided, however, that no delay on the part of the Buyer in notifying the Sellers shall relieve the Sellers from any obligation hereunder unless (and then solely to the extent) the Sellers are thereby prejudiced.

          (ii) The Sellers will have the right to defend the Buyer against the Third Party Claim with counsel of their choice satisfactory to the Buyer so long as (A) the Sellers notify the Buyer in writing within 15 days after the Buyer has given notice of the Third Party Claim that the Sellers will indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Sellers provide the Buyer with evidence acceptable to the Buyer that the Sellers will have the financial resources to defend against the Third Party Claim and fulfill their indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Buyer, likely to establish a precedential custom or practice adverse to the continuing business interests of the Buyer, and (E) the Sellers conduct the defense of the Third Party Claim actively and diligently.

          (iii) So long as the Sellers are conducting the defense of the Third Party Claim in accordance with Section 9(c)(ii) above, (A) the Buyer may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Buyer will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Sellers (not to be withheld unreasonably), and (C) the Sellers will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Buyer.

          (iv) In the event any of the conditions in Section 9(c)(ii) above is or becomes unsatisfied, however, (A) the Buyer may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Buyer need not consult with, or obtain any consent from, the Sellers in connection therewith), (B) the Sellers will reimburse the Buyer promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Sellers will remain responsible for any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

     (d) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 9. All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

     (e) Recoupment Under Contingent Consideration. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 9) by notifying the Sellers that the Buyer is reducing the amount of Contingent Consideration due and payable to the Sellers by the Buyer.

     (f) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. The Sellers hereby agree that they will not make any claim for indemnification against the Company by reason of the fact that they were a member, officer, employee, or agent of such entity or were serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against the Sellers (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

     10. Termination.

     (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (i) the Buyer and the Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1997, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (iii) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1997, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from any of the Sellers himself breaching any representation, warranty, or covenant contained in this Agreement).

     (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

     11. Miscellaneous.

     (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

     (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Sellers:                     Copy to:

1220 Elm Street, Suite 110             James E. Meredith
Lima, Ohio 45804                       Cory, Meredith, Witter, Roush & Cheney
Attention: David L. Davis, M.D.        101 North Elizabeth Street
                                       Suite 607
                                       Lima, Ohio 45802

If to the Buyer:                       Copy to:

Specialty Care Network, Inc.           David T. Popwell, Esq.
44 Union Boulevard                     Baker, Donelson, Bearman & Caldwell
Suite 600                              165 Madison Avenue, Suite 2000

Lakewood, Colorado 80228               Memphis, Tennessee 38103
Attention: Kerry Hicks


Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

     (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     (k) Expenses. Each of the Parties will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Company has not borne nor will bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

     (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                         BUYER:

                                         SPECIALTY CARE NETWORK, INC.

                                         By:
                                            ----------------------------------
                                         Title:
                                               -------------------------------

                                         SELLER:

                                         -------------------------------------
                                         JAMES E. BAGENSTOSE, M.D.

                                         -------------------------------------
                                         DAVID L. DAVIS, M.D.,

                                         -------------------------------------
                                         JOHN J. DUGGAN, M.D.

                                         -------------------------------------
                                         JAMES A. O'NEILL, M.D.

                                         -------------------------------------
                                         DAVID B. STEINER, M.D.

                                         -------------------------------------
                                         ROGER L. TERRY, M.D.

                                         -------------------------------------
                                         MICHAEL J. WIESER, M.D.

                                         -------------------------------------
                                         MARK G. McDONALD